As filed with the Securities and Exchange Commission on May 6, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REAL MESSENGER CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

695 Town Center Drive, Suite 1200

Costa Mesa, CA 92626

Telephone: +1 657 408 8684
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

REAL MESSENGER CORPORATION 2023 EQUITY INCENTIVE PLAN

(Full title of the plan)

Mr. Kwai Hoi, Ma, 695 Town Center Drive, Suite 1200,

Costa Mesa, CA 92626

Telephone: +1 657 408 8684

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Venick, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Telephone: (212) 407-4000

Facsimile: (212) 407-4990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (the “Registration Statement”) on Form S-8 is being filed on behalf of Real Messenger Corporation, a Cayman Islands company (the “Company”), for the purpose of registering an aggregate of 1,864,260 Class A ordinary shares par value $0.0001 per share (the “Class A Ordinary Shares”), reserved for issuance pursuant to awards that may be granted under the Real Messenger Corporation 2023 Equity Incentive Plan (the “2023 Plan”).

On November 19, 2024, Real Messenger Holdings Limited (“RM Holding”), a Cayman Islands exempted company, completed a business combination (the “Business Combination”) with Nova Vision Acquisition Corp., a British Virgin Islands limited company (“Nova Vision”), as a result of which Nova Vision merged into the Company and RM Holding became a wholly-owned subsidiary of the Company. In connection with the Business Combination, Nova Vision’s shareholders approved, among other things, the adoption of the Real Messenger Corporation 2023 Equity Incentive Plan. The 2023 Plan became effective on November 19, 2024 and was assumed by the Company upon completion of the Business Combination.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Registrant’s Shell Company Report on Form 20-F filed with the Commission on November 25, 2024;

(b)	The Registrant’s prospectus (the “Prospectus”) dated August 19, 2024, filed pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-4 originally filed with the Commission on July 3, 2023, as amended (File No. 333-273102);

(c)	The audit report of Marcum Asia CPAs LLP on RM Holding’s consolidated financial statements as of and for the year ended March 31, 2024 and 2023, included in the Prospectus on pages F-37 to F-55;

(d)	RM Holding’s management’s discussion and analysis for the year ended March 31, 2023 and 2024 included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Real Messenger” in the Prospectus;

(e)	The description of the Registrant’s Ordinary Shares, included under the caption “Description of Pubco’s Securities” in the Prospectus;

(f)	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A (File No. 001-42413), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 19, 2024, including any amendments or reports filed for the purpose of updating such description; and

(g)	The Registrant’s Current Reports on Form 6-K as filed with the Commission on November 21, 2024, November 22, 2024, February 26, 2025 and March 31, 2025 (to the extent the information in such reports is filed and not furnished).

In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d), as applicable, of the Exchange Act, except for such reports and/or documents (or portions thereof) that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the Commission is 001-42413.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.

The Company’s Amended and Restated Memorandum and Articles of Association provide that, to the extent permitted by the Cayman Islands laws, each existing or former director (including alternate director), secretary and other officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives, will be entitled to indemnification from the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director, secretary or officer, other than by reason of his or her own dishonesty, in or about the conduct of the Company’s business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into indemnification agreements with each of its directors. Under these agreements, the Company agrees to indemnify its director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of the Company.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Shell Company Report on Form 20-F filed with the Commission on November 25, 2024)
5.1*	Opinion of Ogier as to the legality of the Class A ordinary shares being registered
23.1*	Consent of Independent Public Accounting Firm
23.2*	Consent of Ogier (included in Exhibit 5.1)
24*	Power of Attorney (included on the signature page)
99.1*	Real Messenger Corporation 2023 Equity Incentive Plan
107*	Filing Fee Table

* Filed herewith

ITEM 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), Real Messenger Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on this 6th day of May, 2025.

Real Messenger Corporation

By:	/s/ Thomas Ma
Name:	Thomas Ma
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of the Company hereby nominates, constitutes and appoints Thomas Ma to be his or her true and lawful attorney-in-fact and agent and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of certain ordinary shares of the Company in connection with the Real Messenger Corporation 2024 Equity Incentive Plan, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of May 6, 2025.

Name and Signature	Position(s)

/s/ Thomas Ma	Chief Executive Officer and Chairman of the Board
Thomas Ma	(Principal Executive Officer)

/s/ Elaine Yee Ling Ho	Acting Chief Financial Officer
Elaine Yee Ling Ho	(Principal Financial and Accounting Officer)

/s/ Wing-Ho Ngan	Director
Wing-Ho Ngan

/s/ Felix Ko	Independent Director
Felix Ko

/s/ David Wai-Keung Chung	Independent Director
David Wai-Keung Chung

/s/ Chun Fung Horace Ma	Independent Director
Chun Fung Horace Ma